Exhibit 99.1

BIO-TECHNE ANNOUNCES AGREEMENT TO ACQUIRE CYVEK

Minneapolis/November 4, 2014/—Bio-Techne Corporation (NASDAQ: TECH) announced today that it has agreed to acquire CyVek, Inc. (CyVek) for $60 million in cash, plus a potential earn-out payment of up to $35 million based on CyVek revenue over the 30-month period following the closing and an additional potential earn-out payment based on CyVek revenue through 2020 in excess of $100 million. The closing of the acquisition is the result of CyVek having met pre-agreed commercial milestones. The transaction will be financed through a combination of cash on hand and a revolving line of credit facility.

CyVek, which has about 40 employees at its Connecticut facility, has developed a transformative immunoassay technology, CyPlexTM, which integrates an innovatively designed microfluidic cartridge with a state-of-the-art analyzer to deliver the most advanced and efficient bench top immunoassay system. CyPlex’sTM ability to provide “sample to answer” test results precisely and quickly in a sealed disposable device makes it a very attractive platform for both research and clinical applications. The CyPlexTM technology has the potential for broad market applicability.

Bio-Techne is a leading developer and manufacturer of purified proteins, notably cytokines and growth factors, antibodies, immunoassays and biologically active small molecule compounds which are sold to biomedical researchers and clinical research laboratories.

Charles R. Kummeth, President and Chief Executive Officer of Bio-Techne, commented, “The ability to include the highly valued Bio-Techne reagent content on the CyVek testing platform is viewed as an ideal way to leverage the maximum value from our extensive reagents portfolio. We are very pleased that Cyvek met its milestone, allowing us to bring this innovative technology platform into Bio-Techne several months earlier than expected! The field has always recognized that traditional multiplexing applications required some technical tradeoffs that ultimately impacted assay performance. We believe performance advantages can be derived through the parallel single-plex approach to multiplexing offered by the CyVek technology (CyPlex) This acquisition is a natural fit to Bio-Techne’s product line and further complements the Protein Platforms business segment for Bio-Techne. Bio-Techne Quantikine kits are recognized world-wide as the benchmark for protein quantitation in biological fluids and we feel that CyPlex will complement the current immunoassay product lines from a multiplexing perspective.”

CyVek Chief Executive Officer, Per Hellsund, added, “Strategically, the fit is excellent. We have always valued the superb quality of the Bio-Techne immunoassay reagents and having these be incorporated into our platform gives additional credibility and consumer confidence to the innovation that CyVek brings to this market via its CyPlex technology.”

Fredrikson & Byron, P.A. served as Bio-Techne’s legal counsel on the transaction.

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Bio-Techne Corporation, NASDAQ: TECH, is a global life sciences company providing innovative bioactive tools and resources for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With over 24,000 products in its portfolio, Bio-Techne generated approximately $358 million in net sales in fiscal 2014 and has over 1,000 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Forward-Looking Statements

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. Forward-looking statements in this press release include statements regarding our belief about the market applications and impact of the acquired CyVek technology and products and our ability to derive performance advantages from those products and integrate them into our existing product lines. The following important factors, among others, have affected and, in the future, could affect the our actual results: the effect of new branding and marketing initiatives, the integration of new leadership, the introduction and acceptance of new products, the levels and particular directions of research by our customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of our research and product development efforts and those of companies in which we have invested or with which we have formed strategic relationships. For additional information concerning such factors, see the section titled “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Contact:

James Hippel, Chief Financial Officer

Kathy Backes, Controller

(612) 379-8854

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